Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into by and between Ferdinand Groenewald (the “Executive”) and Streamex Corp., a Delaware Corporation (the “Company”). Capitalized terms that are used but not defined herein have the meanings given to them in that certain Employment Agreement between the Executive and the Company effective as of November 18, 2025 (the “Employment Agreement”). The Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Executive has been employed by the Company as its Chief Financial Officer pursuant to the Employment Agreement;

WHEREAS, in connection with the Executive’s employment, the Company and the Executive entered into certain equity award agreements under the Company’s 2023 Equity Incentive Plan (the “Plan”), providing for grants of (i) 500,000 restricted stock units (“RSUs”) granted on January 8, 2026 that vest over four years from the date of grant (the “RSU Award”); (ii) 35,000 shares of fully-vested restricted stock granted on April 24, 2025, (iii) 175,000 shares of fully-vested restricted stock granted on May 29, 2025, and (iv) 60,000 shares of restricted stock granted on November 18, 2025 (the “November 2025 Restricted Stock Awards”) that vest in full on November 18, 2026 (clauses (ii), (iii), and (iv), collectively the “Restricted Stock Awards” and together with the RSU Award, the “Equity Awards”);

WHEREAS, as a condition of the Executive’s employment with the Company, the Executive also entered into and agreed to abide by the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which was attached as Exhibit A to the Employment Agreement (the “Confidentiality Agreement”), which the Parties agree shall survive the Executive’s separation from the Company and remain in full force and effect as set forth in Section 8 below;

WHEREAS, the Executive’s employment with the Company ended as of the Separation Date (as defined below);

WHEREAS, the Executive and the Company wish for the Executive to receive severance benefits as set forth in this Agreement, conditioned upon the Executive’s timely entry into this Agreement (and non- revocation in the time provided to do so) and compliance with the terms herein and for a period on and after the Separation Date for the Executive to provide certain transition consulting services as described in Section 5 below;

WHEREAS, on the terms and subject to the conditions and limitations set forth in this Agreement, the Parties wish to resolve any and all claims or causes of action that the Executive has or may have against the Company or any of the other Company Parties (as defined below), including any claims or causes of action that the Executive may have arising out of the Executive’s employment, or the end of such employment; and

WHEREAS, the Executive has incurred tax liabilities in connection with the vested Restricted Stock Awards that remain unpaid, and the Parties desire to address such liabilities in connection with this separation.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Separation from Employment. The Executive’s employment with the Company ended effective as of March 15, 2026 (the “Separation Date”). As of the Separation Date, the Executive ceased to hold any and all positions with the Company and its affiliates, including without limitation the position of Chief Financial Officer. The Executive agrees to execute any documents and take such further steps as may be required to effectuate the Executive’s separation from the Company. The Executive shall not perform any work except as set forth in this Agreement and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company on or after the Separation Date.

2. Accrued Obligations. Regardless of whether the Executive executes this Agreement, the Company shall pay or provide to the Executive all accrued but unpaid portion of the Executive’s Base Salary through the Separation Date, reimbursement for any unreimbursed business expenses properly incurred by the Executive prior to the Separation Date in accordance with Company policy, and any vested and accrued benefits under the Company’s employee benefit plans in accordance with the terms of such plans (collectively, the “Accrued Obligations”).

3. Separation Benefits.

(a) Provided that the Executive (i) executes this Agreement on or after the Separation Date and returns the signed Agreement to the Company such that it is received by Henry McPhie, at henry@streamex.com, no later than 21 days after the date that the Executive was first provided this Agreement; (ii) does not revoke the Executive’s acceptance of this Agreement pursuant to Section 7(d) below; and (iii) abides by the terms herein and continues to comply with the Surviving Provisions (as defined in Section 8 below), then the Company shall provide the Executive with the following severance benefits:

(i) Cash Severance. Cash severance payments in an amount equal to six months of the Executive’s Base Salary (i.e., $112,500), payable in accordance with the Company’s regular payroll schedule, commencing on the first payroll date following the Effective Date (as defined in Section 7(d) below), provided that the first payment shall include any amounts that would have been paid had payments commenced immediately following the Separation Date.

(ii) Pro-Rata Bonus. The Executive shall receive (1) a pro-rata portion of the Executive’s Annual Bonus for the 2025 calendar year (based on actual performance achieved), based on the number of days employed during 2025, payable in a lump sum cash payment no later than ten business days following the Effective Date or, if later, the date 2025 annual bonuses are paid to other senior executives of the Company to the extent they are paid, and (2) a pro-rata portion of the Executive’s target Annual Bonus for the 2026 calendar year, based on the number of days employed during such year through the Separation Date, payable in a lump sum cash payment at the same time as annual bonuses are paid to other senior executives of the Company and to the extent they are paid, but in no event later than March 15, 2027. For the avoidance of doubt, Executive shall be entitled to a bonus on the same terms as other senior executives of the Company and in the event bonuses are not paid to other senior executives of the Company for either 2025 or 2026, the Executive shall not be entitled to a bonus for such year.

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(iii) COBRA Continuation. Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premiums for the Executive and the Executive’s eligible dependents for continued group health coverage under the Company’s group health plan for a period of 12 months following the Separation Date (the “COBRA Subsidy Period”). Reimbursement shall be made within 30 days following the Executive’s submission of reasonable documentation evidencing payment of such premiums. The Company’s obligation to provide the reimbursement described herein shall cease upon the earliest of (A) the expiration of the COBRA Subsidy Period, (B) the date the Executive becomes eligible for group health coverage through another employer, or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason (other than failure to pay premiums). For the avoidance of doubt, the Parties acknowledge that, during the Executive’s employment the Executive’s health coverage was 100% company-paid, and the Company’s payment obligation under this Section 3(a)(iii) is intended to continue such coverage at no cost to the Executive during the COBRA Subsidy Period by covering the Executive’s entire COBRA premium, including any applicable administrative surcharge.

(iv) Equity Acceleration. The Parties agree that the RSU Award is hereby amended to provide that the number of RSUs subject to the RSU Award shall be 301,500, and for the avoidance of doubt, all RSUs originally subject to the RSU Award in excess of such 301,500 RSUs are hereby cancelled and shall be of no further force or effect. Notwithstanding anything to the contrary in the applicable Equity Awards, effective as of the Separation Date, 100% of the RSUs subject to the RSU Award (as amended, 301,500 RSUs) and the November 2025 Restricted Stock Awards (60,000 shares) shall become fully vested as of the Separation Date and shall be subject to taxation and applicable withholdings on the Separation Date. Except as expressly provided in this Section 3(a)(iv), the Equity Awards shall remain subject to the terms and conditions of the applicable equity incentive plan and award agreements, including with respect to settlement timing, exercise procedures, expiration dates, tax withholding, and compliance with applicable law. The Company shall take all actions reasonably necessary to effectuate the amendment and vesting acceleration contemplated by this Section 3(a)(iv).

(b)  For the avoidance of doubt, the Executive acknowledges and agrees that the Executive has no entitlement to any further severance pay or benefits other than as set forth in this Section 3.

4. Equity Matters.

(a) Tax Payment by Company. The Company acknowledges that the Executive has incurred tax liabilities arising from his Restricted Stock Awards that vested prior to the Separation Date, which tax liabilities have not been satisfied when due. The Company agrees to pay on behalf of the Executive, or reimburse the Executive for, the Executive’s federal, state, and local income and employment tax obligations arising from the vested Restricted Stock Awards that vested prior to the Separation Date, in an amount equal to $397,000 (three hundred and ninety seven thousand dollars) (the “Tax Payment”). The Tax Payment shall be grossed up one time, using the highest marginal federal, state, and local income and employment tax rates applicable to the Executive for 2025, to account for any additional tax liability incurred by the Executive as a result of the Company’s payment of such taxes on his behalf. The grossed- up Tax Payment shall be processed through payroll within 30 days following the Effective Date (as defined in Section 7(d) below), with applicable withholding and payroll reporting, and the net pay resulting from such payroll payment shall be paid to the Executive.

(b) Lock-Up Period. The Executive agrees that all shares of the Company’s common stock held by the Executive pursuant to the Equity Awards as of the date hereof (the “Lock-Up Shares”) shall be subject to a lock-up period of six months following the Separation Date (the “Lock-Up Period”). During the Lock-Up Period, the Executive shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, lend, or otherwise transfer or dispose of any of the Lock-Up Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, without the prior written consent of the Company. The foregoing lock-up restrictions shall not apply to (i) sales or dispositions required to satisfy tax withholding or other statutory obligations, (ii) transfers to an immediate family member or trust for estate planning purposes, provided that the transferee agrees to be bound by the terms of this Section 4(b) or (iii) sales or dispositions in connection with a Change in Control, tender offer, or other corporate transaction approved by the Board.

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(c) Release of Equity Claims. Except as expressly set forth in this Agreement, and excluding any claims to enforce the Executive’s rights with respect to the treatment of the Equity Awards under this Agreement, the Executive hereby releases and forever discharges the Company and its affiliates from any and all claims, demands, or causes of action arising out of or relating to the Executive’s outstanding equity awards, including without limitation any claims for additional shares, vesting, or other equity-related compensation.

5.  General Release of Claims.

(a) For good and valuable consideration, including the consideration provided under Section 3 (and any portion thereof), the Executive hereby forever releases, discharges and acquits the Company and each of its respective direct and indirect subsidiaries and other affiliates, and each of the foregoing entities’ respective present and former affiliates, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and assigns, in their personal and representative capacities, as well as all the employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each, a “Company Party” and collectively, the “Company Parties”), from liability for, and the Executive hereby waives, any and all claims, damages, or causes of action of any kind related to the Executive’s employment or affiliation with any Company Party, the termination of such employment or affiliation, any equity or other interest held in any Company Party, and any other acts or omissions related to any matter occurring or existing on or prior to the date that the Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, and whether known or unknown, including (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Worker Adjustment and Retraining Notification Act; (L) Genetic Information Nondiscrimination Act; (M) the Uniformed Services Employment and Reemployment Rights Act; (N) the Fair Credit Reporting Act; (O) the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Law’s Retaliation provision, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida Omnibus AIDS Act, the Florida Domestic Violence Leave Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida Occupational Safety and Health Act, the Florida Constitution, the Florida Fair Housing Act, the Florida Deceptive and Unfair Trade Practices Act, the Florida Uniform Trade Secrets Act; any local, state, or federal anti-discrimination or anti-retaliation law and any Florida county or municipal ordinance regarding wages, equal opportunity, or leave; and (P) any other local, state, or federal law, regulation, or ordinance; (ii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (iii) any claim for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim (as defined below); (iv) any and all claims the Executive may have arising under or as the result of any alleged breach of any contract or any incentive or equity-based compensation plan or agreement, with any Company Party; (v) any claim (whether direct or derivative) arising from, or relating to, the Executive’s status as a holder of any equity or other interests in the Company or any other Company Party; and (vi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

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(b) In no event shall the Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim that may first arise after the date that the Executive executes this Agreement; (iii) any claim to enforce the Executive’s rights under this Agreement; or (iv) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits; provided, however, the Executive acknowledges that the Company and any other Company Party may provide truthful information in response to any application for such benefits.

(c) Further notwithstanding this release of liability, nothing in this Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, SEC or other federal, state or local governmental agency or commission (each a “Governmental Agency” and collectively “Governmental Agencies”) or cooperating with such agency; however, the Executive understands and agrees that, to the extent permitted by law, the Executive is waiving any and all rights to recover from any of the Company Parties based on any of the Released Claims, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives the Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between the Executive and any Company Party shall prohibit or restrict the Executive from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to the Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires the Executive to obtain prior authorization before engaging in any conduct described in this Section 6(c) or to notify any Company Party that the Executive has engaged in any such conduct.

(d) To the fullest extent permitted by law, the Executive covenants and agrees not to file, commence, prosecute, maintain, or voluntarily aid in the filing, commencement, prosecution, or maintenance of any lawsuit, arbitration, or other civil action or proceeding against any of the Company Parties that asserts any of the Released Claims. If the Executive breaches this covenant, the Executive shall be liable for all damages, costs, and expenses (including reasonable attorneys’ fees) incurred by any Company Party in defending against such action or proceeding, to the extent permitted by applicable law. Notwithstanding the foregoing, nothing in this Agreement (including this covenant not to sue) restricts or limits the conduct permitted under Section 6(c).

6. Acknowledgements. This is an important legal document. The Executive is advised to consult with a lawyer of the Executive’s choosing before signing this Agreement. By executing and delivering this Agreement, the Executive acknowledges and agrees that:

(a) The Executive has carefully read this Agreement;

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(b) The Executive has had sufficient time (at least 21 days) to consider this Agreement before the execution and delivery hereof to the Company and no changes to this Agreement (whether material or immaterial) shall re-start the 21-day period described in Section 3(a) and this Section 7(b) for the Executive to consider this Agreement;

(c) The Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of the Executive’s choice before signing this Agreement, and the Executive has had adequate opportunity to do so prior to executing and delivering this Agreement;

(d) The Executive has seven days after signing this Agreement to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without the Executive exercising the Executive’s revocation right (the “Effective Date”). Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company, care of Henry McPhie, CEO, at the e- mail address referenced in Section 3(a) above, on or before the expiration of the Release Revocation Period. The Executive understands that if the Executive revokes the Executive’s acceptance of this Agreement pursuant to this Section 7(d), neither the Company nor any other Company Party will provide the Executive any severance payments or benefits, and all other terms of this Agreement will become null and void (provided, however, that the terms of Section 1 shall remain in effect);

(e) The Executive fully understands the final and binding effect of this Agreement; the only promises made to the Executive to sign this Agreement are those stated within the four corners of this Agreement, and in entering this Agreement, the Executive has not relied on any representation or statement, written, or oral of any Company Party or Company Party’s agent that is not set forth in this Agreement; the Executive is signing this Agreement knowingly, voluntarily and of the Executive’s own free will; the Executive relies on the Executive’s own judgment in entering into this Agreement; and the Executive understands and agrees to each of the terms and conditions of this Agreement; and

(f) No Company Party has provided any tax or legal advice regarding this Agreement and the Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of the Executive’s own choosing such that the Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

7. Surviving Provisions.

(a) The Executive acknowledges, agrees, and understands that, notwithstanding any other provision of this Agreement, the Executive remains subject to the Company’s clawback or recoupment policy, as required by Section 10D of the Securities Exchange Act of 1934, Nasdaq Listing Rule 5608, after the Separation Date, and that the Executive may be required to repay incentive compensation to the Company and that the Company has the right to reduce amounts payable to the Executive pursuant to this Agreement by any amount the Executive is required to repay the Company.

(b) The Executive acknowledges and agrees to honor and abide by the terms of the Confidentiality Agreement, and his obligations in Section 4.9 (Clawback Provisions), Section 12.2 (Insider Trading Policy), and Section 16 (Representations of the Executive) of the Employment Agreement, which shall survive the termination of the Employment Agreement (such provisions, collectively with Section 4.7 and 4.8 of the Employment Agreement referred to herein as the “Surviving Provisions”).

(c) The Company acknowledges, understands, and agrees that the provisions of Section 4.7 (Indemnification) and Section 4.8 (Directors’ and Officers’ Insurance) of the Employment Agreement shall survive the termination of the Employment Agreement, and that the Company shall continue to be bound by such provisions.

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8. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the matters herein; provided, however this Agreement shall complement and be in addition to (and not replace or supersede) the Confidentiality Agreement, the Surviving Provisions, and any other obligations that the Executive has to any Company Party with respect to non- disclosure, return of property, intellectual property, non-competition, or non-solicitation (whether such obligation arises by contract, statute, common law or otherwise). Subject to Section 17, this Agreement may only be amended by an agreement in writing signed by the Executive and the Company.

9. Applicable Law; Submission to Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws rules thereunder that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Kent County, Delaware with respect to any dispute, claim, or other matter arising under this Agreement. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10. Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument, or other document shall be deemed to refer to such law, regulation, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

11. Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of the Executive’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a Party hereto.

12. Return of Property. On or before the last day of the Consulting Period (including, for the avoidance of doubt, any termination of the Consulting Period pursuant to Section 5(d)), the Executive shall return to the Company all Company property in the Executive’s possession or control, including without limitation all keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, books, documents, email messages, recordings, data, and all other materials belonging to the Company or containing Confidential Information.

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13. Breach of Agreement. In the event the Executive breaches any portion of this Agreement or the surviving confidentiality obligations expressly incorporated herein, the Company shall provide written notice describing the alleged breach in reasonable detail and the Executive shall have five business days to cure such breach. If the Executive fails to timely cure such breach, the Company may seek appropriate legal or equitable relief. To remedy such breach, the Company may, in its sole discretion (i) recover all or any portion of the amounts in Section 3 already paid to the Executive from the date of such breach except for $1,000.00, which the Parties agree constitutes consideration for the release of claims contained in this Agreement; (ii) to the extent any amount in Section 3 has not been paid to the Executive in full, terminate the remaining amounts and the Executive will not be entitled to receive any further payments; (iii) recover attorneys’ fees, expenses and costs the Company incurs in such action, and/or (iv) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.

14. No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Assignment. This Agreement is personal to the Executive and may not be assigned by the Executive. The Company may assign its rights and obligations under this Agreement without the Executive’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.

16. Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17. Withholding of Taxes and Other Executive Deductions. The Company may, or may direct any other Company Party to, withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling. For the avoidance of doubt, any accelerated vesting of equity awards pursuant to this Agreement shall remain subject to applicable tax withholding requirements. The Company shall withhold from the shares otherwise issuable upon conversion or settlement of such equity awards a number of shares having a fair market value equal to the minimum required statutory withholding obligations, and shall otherwise satisfy all applicable withholding requirements in accordance with the terms of the applicable Equity Award and the Company’s equity plan.

18. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

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19. Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

20. Cooperation. Following the Separation Date, the Executive shall, upon the Company’s request and at reasonable times and locations, cooperate fully with the Company and its counsel in any investigation, audit, inquiry, litigation, arbitration, administrative proceeding, or other matter relating to the Executive’s employment or within the Executive’s knowledge. Such cooperation includes meeting with representatives of the Company, providing truthful information, producing documents, and giving testimony. The Executive shall respond promptly to requests for cooperation, and the Company shall reimburse reasonable, pre-approved out-of-pocket expenses incurred in connection therewith. This obligation survives termination of this Agreement, and the Company shall be entitled to injunctive relief to enforce this Section 21 in addition to any other remedies available at law or in equity.

[Signatures begin on the following page]

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IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed as of the dates set forth beneath their names below and effective for all purposes as provided above.

STREAMEX CORP.

By:	/s/ Henry McPhie
Name:	Henry McPhie
Date:	3/20/2026

THE EXECUTIVE
/s/ Ferdinand Groenewald
Name:	Ferdinand Groenewald
Date:	3/20/2026

Signature page

To Separation And General Release Agreement